Exhibit 16.1

Series Name	Underlying Asset	REG A/ REG D	Share Price	Shares Sold in Prior 12 Months	Total Consideration
Series Malibu Bonnie 23	Munny Problems	Reg A	$79.00	10000	$790,000.00
Series Blip Says Bye 23	Misstrial	Reg A	$78.00	9997	$779,766.00
Series STG Broodmare Band	Various	Reg A	$235.00	5047	$1,186,045.00
Series Formidable Kitt	Elite Heat	Reg A	$132.00	5003	$660,396.00
Series Stylishly 23	Black Tie Optional	Reg A	$228.00	5000	$1,140,000.00
Series Claire De Lune 22	Moonlight Courage	Reg A	$83.00	4998	$414,834.00
Series Spanxamillion 23	Native Brew	Reg A	$174.00	4998	$869,652.00
Series Thank You Note 23	Thank you Note 23	Reg A	$144.00	4647	$669,168.00
Series Seeking a Start 23	Sirius Pursuit	Reg A	$118.00	2999	$353,882.00
Series New York Bundle	Various	Reg A	$225.00	2390	$537,750.00
Series Incredi-Bundle	Various	Reg A	$108.00	1824	$196,992.00
Series Magic Belle 23	Magic Belle 23	Reg A	$1,200.00	300	$360,000.00
Series Blue Devil	Blue Devil	Reg A	$75.00	102	$7,650.00
Totals				57,305.00	$7,966,135.00